Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S−3 (Nos. 333−129292 and 333−208235) and Registration Statements on Form S−8 (Nos. 333−32393, 333−52862, 333−62550, 333−67180, 333−67284, 333−84561, 333−124449, 333−150457, 333−166376, 333−188116,  333−204061 and 333-217518) of Ball Corporation of our report dated February 28, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of guarantor subsidiaries discussed in Note 23, as to which the date is March 6, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 6, 2018